EXHIBIT 99.1


CHINA DIRECT TRADING CORP. RECEIVES ADDITIONAL PURCHASE ORDER COMMITMENT FOR 400 40KW GENERATORS. GENERATOR ORDERS NOW TOP $7,000,000

Davie, FL, OCT 10, 2005, -- China Direct Trading Corporation (OTCBB: CHDT) ("China Direct"), a U.S.-Chinese trading company, today announced that, through its China Pathfinder Fund, LLC (CPF) subsidiary, it received an additional purchase order commitment for 400 40kw generators from Complete Power Solutions, LLC of Florida (CPS).

China Direct and CPS recently signed a five-year exclusive agency and distribution agreement, making CPS China Direct's exclusive distributor for generators in the Southeast and Northeast U.S. China Direct now has purchase order commitments for 900 generators over the next 12 months, which if all 900 generators result in consummated sales, then China Direct projects gross generator sales revenues of just over $7,000,000 in fiscal year 2006. China Direct expects to begin shipping generators within three to four months, after the generators receive a contractually-required Universal Laboratory/UL approval. While UL approval is not assured, the Company is not aware of any reason that the Chinese-made generators would not qualify for UL approval. The 20KW to 50KW generators are designed to run an entire home or small business.

CPS, the exclusive supplier for Home Depot in Broward and Palm Beach Counties, Florida, is planning on expanding into the Northeast and Southeast U.S. over the next few months in anticipation of greater consumer demand for back-up energy sources.

Howard Ullman, CEO/President of China Direct, said, "We are very pleased to be supplying an established generator supplier in South Florida, who has recognized this strong local demand and is quickly morphing their business model into other high demand generator markets allowing increased market penetration based upon our competitive pricing structure. This is our purpose, to find demand and fulfill it from start to finish for our customers with quality, cost efficient products from Asia."

About China Direct Trading Corp.: CHDT is a global trading company engaged in product development, sourcing, manufacturing, distribution, logistics, and product placement into retail. The company holds patents and sells products to importers, theme parks, and retailers in 29 countries. The company and all its subsidiaries manage the production and buying process overseas for industries looking to lower costs by buying from Asia without having to do it themselves due to costs, time constraints, and language and distance barriers. CHDT welcomes OEM projects in machinery, furniture, apparel, raw materials, gifts, and more.

For more information see our website at www.chinadirecttradingco.com
                                        ----------------------------

FORWARD LOOKING STATEMENTS: Some statements contained in this release may be forward-looking within the meaning of the safe harbor clause of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements as to diversification China Direct's products and business development activities. Editors and investors are cautioned that such forward-looking statements involve risks and uncertainties that may cause the company's actual results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to, our ability to generate revenues, fund business development activities, diversify our product and business lines, our reliance on good trade relations between the US and China and the ability of Chinese industry to meet our client demands, our status as a small business with limited assets and cash reserves, possible impact of weather or conflict on our business, and other factors as described in the China Direct's literature and current and future filings with the Securities and Exchange Commission.

TIM CLEMENSON
RUBENSTEIN  INVESTOR RELATIONS
212-843-9337